EXHIBIT 99.1

Harsco Acquires Northern Hemisphere Mill Services Operations from Brambles

HARRISBURG, Pa., Dec. 29, 2005 (PRIMEZONE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) announced today it has completed the acquisition of the Northern Hemisphere steel mill services operations of Brambles Industrial Services (BIS), a unit of Sydney, Australia-based Brambles Industries Limited. The Company paid GBP133 million (approximately $229 million) plus a working capital adjustment for the business, and is proceeding with the appropriate regulatory filings. The acquisition, made on a cash free/debt free basis, is expected to be accretive to Harsco's 2006 earnings.

Operating under long-term contracts at some 19 locations in the U.K., France, Holland and the U.S., the operations add to the global breadth and scope of Harsco's Mill Services segment, expanding its provision of on-site, outsourced mill services to the steel and metals industries to approximately 180 sites in 32 countries. The operations provide a complementary range of mill services that includes metal recovery, slag processing, and material handling, and specialty operations that include the briquetting of waste materials for recycling into the steelmaking process. The operations employ approximately 1,500 people and posted fiscal year 2005 revenues of approximately $195 million.

Announcing the acquisition, Harsco Chairman, President and CEO Derek C. Hathaway said, "The addition of these high-quality operations represents an excellent strategic fit which further strengthens our partnerships with the leading producers in the global steel industry and increases our opportunities for long-term service growth.

"Coupled with our Hunnebeck Group acquisition last month, expanding our Access Services segment, we continue to execute on our strategic objectives for strengthening Harsco's global industrial services base and providing increasing value for our stockholders."

Harsco's Mill Services segment provides the world's leading steelmakers with a comprehensive range of services that support the entire steelmaking process, including integrated materials handling, semi-finished and finished product management, and metal recovery and byproduct recycling. Similar services are provided to the makers of aluminum, copper and other metals.

Harsco Corporation is a diversified, worldwide industrial services and products company with projected 2005 sales in excess of $2.7 billion. The Company's four market-leading business groups provide mill services, access services, engineered products and services, and gas containment and control technologies to customers around the globe. With the addition of the acquired operations, Harsco employs approximately 21,000 people in over 45 countries of operation. Additional information about Harsco can be found at http://www.harsco.com.

The Harsco Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=361

CONTACT:
Harsco Corporation
Media Contact
Kenneth D. Julian
(717) 730-3683
kjulian@harsco.com

Investor Contact
Eugene M. Truett
(717) 975-5677
etruett@harsco.com